Exhibit 5.1

Mourant Ozannes 94 Solaris Avenue Camana Bay PO Box 1348 Grand Cayman KY1-1108 Cayman Islands T +1 345 949 4123 F +1 345 949 4647

China Xiangtai Food Co., Ltd.

c/o Chongqing Penglin Food Co., Ltd.

Xinganxian Plaza

Building B, Suite 21-1

Lianglukou

Yuzhong District

Chongqing

People's Republic of China 400800

22 November 2021

Dear Sirs and Mesdames

China Xiangtai Food Co., Ltd. (the Company)

We have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-3 filed on 26 May 2020 with the U.S. Securities and Exchange Commission (the Commission) under the U.S. Securities Act of 1933, as amended, relating to the offering of ordinary shares in the Company of par value US$0.01 each (the Shares) and declared effective by the Commission on 7 July 2020 (the Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) and the Company’s prospectus included in the Registration Statement dated 7 July 2020 (the Base Prospectus), the prospectus supplement dated 22 November 2021 (the Prospectus Supplement, together with the Base Prospectus, the Prospectus) relating to the offering of the Shares.

1.	Documents Reviewed

For the purposes of this opinion letter we have examined a copy of each of the following documents:

(a)	The certificate of incorporation of the Company dated 23 January 2018.

(b)	The amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 30 June 2021 (the M&A).

(c)	The Company's register of directors and officers (the Register of Directors, together with the M&A, the Company Records) that was provided to us by the Company's registered office provider.

(d)	Written resolutions of the board of directors of the Company passed on 22 November 2021 approving (among other things) the allotment of the Shares (the Resolutions).

(e)	A certificate of good standing dated 18 November 2021, issued by the Registrar of Companies (the Registrar) in the Cayman Islands (the Certificate of Good Standing).

(f)	The Registration Statement.

(g)	The Base Prospectus.

Mourant Ozannes is a Cayman Islands partnership

BVI | CAYMAN ISLANDS | GUERNSEY | HONG KONG | JERSEY | LONDON	mourant.com

(h)	The Prospectus Supplement.

2.	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	Where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of the draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention.

2.3	The accuracy and completeness of all factual representations made in the documents reviewed by us.

2.4	The genuineness of all signatures and seals.

2.5	The Resolutions were duly passed, are in full force and effect and have not been amended, revoked or superseded.

2.6	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.

2.7	The directors of the Company have not exceeded any applicable allotment authority conferred on the directors by the shareholders.

2.8	Upon issue the Company will receive in full the consideration for which the Company agreed to issue the Shares, which shall be equal to at least the par value thereof.

2.9	The validity and binding effect under the laws of the United States of America of the Registration Statement and the Prospectus and that the Registration Statement has been, and the Prospectus Supplement will be, duly filed with the Commission.

2.10	Each director of the Company (and any alternate director) has disclosed to each other director any interest of that director (or alternate director) in the transactions contemplated by the Registration Statement in accordance with the M&A.

2.11	The Company is not insolvent, will not be insolvent and will not become insolvent as a result of executing, or performing its obligations under the Registration Statement or the Prospectus and no steps have been taken, or resolutions passed, to wind up the Company or appoint a receiver in respect of the Company or any of its assets.

2.12	The Company Records were, when reviewed by us, and remain at the date of this opinion accurate and complete.

2.13	No Share will be issued for a price which is less than its par value.

2.14	The Company will have sufficient authorised but unissued share capital to issue each Share.

2.15	No change will be made to the Company's memorandum of association or articles of association which will affect the continuing accuracy of this opinion.

3.	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands. The Company is deemed to be in good standing on the date of issue of the Certificate of Good Standing if it:

(a)	has paid all fees and penalties under the Companies Act (as amended) of the Cayman Islands; and

(b)	is not, to the Registrar's knowledge, in default under the Companies Act (as amended) of the Cayman Islands.

3.2	Based solely on our review of the M&A, the authorised share capital of the Company is US$1,500,000 divided into 150,000,000 shares of a par value of US$0.01 each.

3.3	The issue and allotment of the Shares has been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and the Prospectus Supplement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption “Taxation” in the Prospectus, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4.	Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

In this opinion the phrase non-assessable means, with respect to Shares in the Company, that a member shall not, solely by virtue of its status as a member, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances and subject to the M&A, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

5.	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading Legal Matters in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Mourant Ozannes

Mourant Ozannes

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